UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 27, 2012

XSTELOS HOLDINGS, INC.
(Exact name of registrant as specified in its charter)

Delaware	0-54646	22-3439443
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

630 Fifth Avenue, Suite 2260, New York, New York		10020
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (201) 934-2000
N/A
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01	Completion of Acquisition or Disposition of Assets.

On April 27, 2012, Xstelos Holdings, Inc. (the “Company”) completed the sale of its real property in Mahwah, New Jersey, which contains the Company’s former corporate headquarters building and other improvements and 21 acres of underlying land (collectively, the “Mahwah Real Estate”) to 933 Inspiration LLC, a Delaware limited liability company and designee of The Dress Barn, Inc. (the “Buyer”), pursuant to an Agreement of Sale and Purchase dated as of April 27, 2012 (the “Agreement”), by and between Footstar HQ LLC, a indirect wholly owned subsidiary of the Company, and Buyer.  In consideration for the sale of the Mahwah Real Estate, the Company received gross proceeds of approximately $14.6 million in cash and incurred transaction expenses of $0.8 million, resulting in net proceeds to the Company of approximately $13.8 million.

The description of the transactions consummated pursuant to the Agreement contained herein does not purport to be complete and is qualified in its entirety by reference to the full text of the Agreement, filed as Exhibit 10.1 hereto and incorporated by reference herein.

Item 9.01	Financial Statements and Exhibits

(d) Exhibits

Exhibit Number	Document
10.1	Agreement of Sale and Purchase dated as of April 27, 2012 by and between Footstar HQ LLC and The Dress Barn, Inc.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

XSTELOS HOLDINGS, INC.

Dated: May 3, 2012	By:	/s/ Jonathan M. Couchman
		Name:	Jonathan M. Couchman
		Title:	President, Chief Executive Officer and Chief Financial Officer